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                     Enova and Hyundai Heavy Industries Form
                      U.S. Research and Development Center

                              HHI invests in Enova

SEOUL, KOREA - TORRANCE, CA March 19, 2003 -- Enova Systems, Torrance, California (Symbol OTCBB: ENVA) announced today that it has signed a joint venture agreement with Hyundai Heavy Industries, Co, Ltd. (HHI) to create an advanced technology corporation (ATC) for research and development. The new entity will be initially based at Enova's Torrance California headquarters.

The technology center's mission will be to advance current technologies of Enova and HHI, and to create new intellectual property and products. The ATC will pursue research and development projects in advanced power management and conversion programs for mobile and stationary power applications.

In conjunction with the joint venture, HHI will be making a US$3 million investment in Enova Systems through the purchase of new common shares. The investments in the joint venture by both companies are discussed in HHI's press release of March 18, 2003.

Carl Dean Perry, President and CEO, stated, "This partnering with Hyundai Heavy Industries represents a key milestone in Enova's growth. Building on our already strong manufacturing relationship, the ATC will enhance both companies' abilities to develop and penetrate new markets. This joint venture is a positive addition to Enova's and HHI's long-term strategies. The technologies and products slated for the ATC will encompass HHI and Enova's world-class expertise in the areas of environmentally-friendly power generation, transition, and distribution technologies for mobile and stationary energy systems. I strongly believe this teaming underscores our partner's commitment to both Enova and the future of advanced technology power systems."

For more information regarding Enova Systems, its products and other news see the Enova website at www.enovasystems.com. To view more information on Hyundai Heavy Industries, please visit www.hhi.co.kr/English/default.html.

This news release contains forward-looking statements relating to Enova Systems and its products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. Such statements do not imply the future success of the Company or its products. These risks and uncertainties are detailed from time to time in Enova Systems' filings with the Securities and Exchange Commission under the name Enova Systems, Inc.


For Marketing and Sales Information             For Investor Relations
Edward Moore, Vice President,                   Larry Lombard, Finance & Admin.
Marketing & Sales                               310-527-2800 ext. 103
310-527-2800 ext. 114                           llombard@enovasystems.com
edmoore@enovasystems.com


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